UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): December 2, 2004

BLUESTONE VENTURES INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or Other Jurisdiction of Incorporation)

333-87224	98-0372780
(Commission File Number)	(IRS Employer Identification No.)

11940 Old Yale Road, Surry, BC, Canada V3V 3X3
(Address of principal executive offices and zip code)

(604) 618-9110
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CF 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 2, 2004, Bluestone Ventures Inc., a Nevada corporation (“Registrant”), and Electronic Sensor Technology, LP, a California limited partnership (“EST”), entered into a material agreement (the “Term Sheet”) whereby Registrant agreed to enter into a merger with EST (the “Merger”) pursuant to which Registrant will acquire all of the issued and outstanding shares of EST on or before February 26, 2005.

As a condition to the closing of the Merger, Registrant will have closed a private placement offering (a “PPO”) whereby Registrant will offer and sell 3,000,000 Units, with each Unit consisting of one share of Registrant’s common stock at a purchase price of $1.00 per share and one warrant to purchase a share of Registrant’s common stock at $1.00 per share for three years.

In consideration for the Merger, the equity holders of EST will receive 20,000,000 shares of common stock of the Registrant in exchange for all the equity interests of EST on a fully diluted basis (the “EST Shares”). The EST shares will represent 40.00% of the outstanding shares of Registrant on a fully diluted basis after giving effect to the Merger, and the sale of shares in the PPO, but not including the warrants underlying the Units and the Equity Advance Conversion (noted below).

In consideration of the Merger, the shareholders of Registrant will own 27,000,000 shares of common stock representing 54% of the outstanding shares of common stock of Registrant on a fully diluted basis after giving effect to the Merger and the sale of shares, but not including the warrants underlying the Units and the Equity Advance Conversion (noted below).

In consideration for the PPO, after giving effect to the Merger, and the sale of all the shares in the PPO, the investors will own 3,000,000 shares of common stock of the Registrant representing 6% of the Registrant on a fully diluted basis, but not including the warrants underlying the Debt Conversion (noted below).

The total shares outstanding after giving effect to the Merger and the sale of shares in the PPO, but not including the warrants underlying the Units and the Debt Conversion (noted below) will be 50,000,000 common shares of Registrant.

In exchange for $300,000, EST will issue 300,000 Class C units of limited partnership to certain investors (the “Bridge Advances”). The Bridge Advances will convert into the PPO upon the same terms and conditions as set forth above (the “Equity Advance Conversion”), provided that in the event the Merger and the PPO are not consummated by February 26, 2005, then any time after February 26, 2005, the investors in the Bridge Advances may “put” the Bridge Advances to the EST.

In connection with the PPO, certain noteholders of EST shall cause to convert their approximately $2.8 million in aggregate principal debt and accrued interest owed by
EST to such noteholders in exchange for approximately $2.8 million aggregate principal amount of shares of common stock of Pubco at the price of $1 per share (the “Debt Conversion”). Such noteholders will also receive 50% warrant coverage on the dollar amount of the converted loans with an exercise price of $1.00 per share but such warrant may not be exercised until the stock price reaches $1.50 per share. The aggregate EST debt to be assumed by Registrant shall not exceed approximately $2.5 million, including approximately $2.2 million in loans from East West Bank and approximately $300,000 in accounts payables. Registrant shall assume certain loans extended by East West Bank to EST under various revolving line of credit agreements. The aggregate loan balance to be assumed by Registrant, however, shall not exceed $2.25 million. Following the Merger, Registrant will not be obliged to pledge more than $900,000 in a certificate of deposit for the purpose of collateralizing the East West Bank loan. Following the Merger, Registrant will assist n the negotiation with East West Bank for the reduction of the aforementioned $900,000 collateral requirement.

It is contemplated that the definitive agreement (the “Merger Agreement”) will be signed on or before the last day of the Exclusivity Period (defined below). The Merger Agreement will contain such terms and provisions as shall be mutually agreed upon between EST and the Registrant consistent with the provisions of the terms agreed upon in the Term Sheet.

The Board of Directors of Registrant following the closing of the Merger will consist of five members. On the closing date, all of the current officers and directors of Registrant shall resign and, simultaneously therewith, appoint a new Board of Directors and such executive officers as shall be determined solely by EST. Registrant shall have the right to appoint one member of the five new members of the Board.

All securities issued pursuant to the Merger will be “restricted” stock and be subject to all applicable re-sale restrictions specified by federal and state securities laws.

The Merger Agreement will include certain closing conditions including the following: (i) consummation of all required definitive instruments and agreements, including, but not limited to, the Merger Agreement; (ii) obtaining all necessary board, shareholder and third party consents; (iii) satisfactory completion by Registrant and EST of all necessary technical and legal due diligence; and (iv) the completion of the PPO.

From and after the date of execution of the Term Sheet and through the period ending on February 26, 2005 (the “Exclusivity Period”), EST has agreed that it will not enter into any agreement or consummate any transaction with any third party, in whatever form, other than in the ordinary course of business (including, without limitation, joint venture, sale, license, distribution agreement, etc.) or enter into any other transaction that would preclude the consummation of the Merger Agreement consistent with the terms set forth in the Term Sheet.

Item 9.01 Financial Statements and Exhibits.

    (c)     Exhibits
             (10)   Term Sheet, dated December 2, 2004, between Registrant and Electronic Sensor Technology LP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2005	Bluestone Ventures Inc.

	By:	/s/ Edward Wong

Edward Wong, President